EXHIBIT 99.1

Intelligent Systems Announces Third Quarter 2011 Results

NORCROSS, Ga., Nov. 14, 2011 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE Amex:INS) (www.intelsys.com) announced today its financial results for the three and nine month periods ended September 30, 2011.

For the third quarter ended September 30, 2011, Intelligent Systems reported net income of $700,000 ($0.08 per basic and diluted share) compared to net income of $91,000 ($0.01 basic and diluted share) in the third quarter of 2010. The Company's total revenue for the third quarter of 2011 was $4,930,000, 29 percent higher than in the same period of 2010.

For the nine month period ended September 30, 2011, total revenue was $12,631,000, an increase of four percent compared to total revenue of $12,121,000 in the comparable period of 2010. Net income in the nine month period ended September 30, 2011 was $983,000 ($0.11 per basic and diluted share) compared to $474,000 ($0.05 basic and diluted share) in the comparable period in 2010.

The growth in revenue and improved profitability in the third quarter and year-to-date periods of 2011 are principally due to more new software contracts with a higher total value completed by our CoreCard Software subsidiary. In addition, the 2011 year-to-date net income includes $450,000 of non-recurring Other Income related to the positive impact of the settlement of a legal matter by our ChemFree subsidiary, as previously disclosed in the Company's Form 10-Q for the quarter ended June 30, 2011.

J. Leland Strange, President and Chief Executive Officer, stated, "Our ChemFree subsidiary continued its string of nicely profitable quarters, although unit sales of its SmartWasher bio-remediating parts washers were weaker than in the comparable periods in 2010."

"Our CoreCard subsidiary added to its base of licensed software customers, completing the first complex implementation of its card management solution on an Oracle platform. Revenue from maintenance services also grew in the third quarter and year-to-date periods of 2011, reflecting a larger base of customers."

As we have frequently cautioned, results may vary from quarter-to-quarter, due in part to the timing of CoreCard contract revenue recognition, and current period results are not necessarily indicative of results to be expected in future periods. Contract value for licensed products and professional services can vary significantly by quarter based on the products licensed and the amount of customization requested. Generally, we defer all revenue associated with contract milestone payments on new CoreCard customer implementations until the contract is completed, which timing may be affected by factors outside of our control.

For additional information about the reported results, investors will be able to access the Form 10-Q, which will be filed today with the Securities and Exchange Commission, on the SEC site, www.sec.gov or on the Company's website, www.intelsys.com.

About Intelligent Systems Corporation

For over thirty years, Intelligent Systems Corporation has identified, created, operated and grown early stage technology companies. The Company has operations and investments in the information technology and industrial products industries. The Company's principal operating companies are CoreCard Software, Inc. (www.corecard.com), a provider of licensed software for managing accounts receivables, prepaid cards, private label revolving credit, debit and credit cards, fleet cards, consumer loans as well as processing services and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies. More information is available on our website at www.intelsys.com or by calling us at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

Intelligent Systems Corporation CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited; in thousands, except share and per share amounts)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Revenue
Products	$ 4,055	$ 3,214	$ 10,733	$ 10,325
Services	875	602	1,898	1,796
Total net revenue	4,930	3,816	12,631	12,121
Cost of revenue
Products	1,761	1,626	5,047	5,494
Services	501	266	1,120	827
Total cost of revenue	2,262	1,892	6,167	6,321
Expenses
Marketing	536	527	1,621	1,646
General and administrative	731	654	2,244	2,052
Research and development	649	638	2,017	1,566
Income from operations	752	105	582	536
Interest income, net	8	19	25	63
Equity in income (loss) of affiliate company	(17)	(10)	3	(32)
Other income, net	8	4	472[a]	17
Income before income taxes	751	118	1,082	584
Income taxes	51	27	99	110
Net income	$ 700	$ 91	$ 983	$ 474
Income per share - basic and diluted	$ 0.08	$ 0.01	$ 0.11	$ 0.05
Basic weighted average common shares	8,958,028	8,958,028	8,958,028	8,958,028
Diluted weighted average common shares	8,967,912	8,962,426	8,968,017	8,962,720

a.        Includes $450,000 related to settlement of a legal matter in the Company's favor.

Intelligent Systems Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	Sept. 30, 2011	Dec. 31, 2010
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$2,667	$2,942
Marketable securities	201	----
Accounts receivable, net	2,811	2,227
Note and interest receivable, current portion	247	600
Inventories, net	994	833
Other current assets	341	404
Total current assets	7,261	7,006
Investments	1,290	1,286
Note and interest receivable, net of current portion	238	473
Property and equipment, at cost less accumulated depreciation	1,286	1,149
Patents, net	144	177
Total assets	$10,219	$10,091

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$399	$322
Deferred revenue, current portion	828	1,604
Accrued payroll	390	550
Accrued expenses	722	640
Other current liabilities	275	307
Total current liabilities	2,614	3,423
Deferred revenue, net of current portion	55	70
Other long-term liabilities	146	137
Total stockholders' equity	7,404	6,461
Total liabilities and stockholders' equity	$10,219	$10,091
CONTACT: Bonnie Herron
         770-564-5504
         email to bherron@intelsys.com